NEWS RELEASE

FOR IMMEDIATE RELEASE

BioScrip reports SECOND QUARTER 2013 financial results

Elmsford, NY – August 7, 2013 – BioScrip®, Inc. (NASDAQ: BIOS) today announced 2013 second quarter financial results. Second quarter revenue from continuing operations was $190.7 million and the net loss from continuing operations was $8.3 million, or $0.13 per diluted share. Consolidated Adjusted EBITDA for the second quarter was $12.1 million, and consolidated adjusted earnings per diluted share for the second quarter was $0.04 per diluted share.

As a result of the sale of the Company's traditional and specialty pharmacy mail operations and community retail pharmacy stores on May 4, 2012 (the "Pharmacy Services Asset Sale"), the Company's financial statements reflect the discontinued operations' results for the three months and six months ended June 30, 2013 and 2012 separate from the continuing operations of the business. The remaining assets and liabilities of the divested business that were not transferred as a part of the Pharmacy Services Asset Sale are included in continuing operations.

Second Quarter Highlights

•	Revenue from continuing operations increased $34.8 million, or 22.3%, as compared to the prior year period. Revenue from the Infusion Services segment increased by $45.2 million, or 40.7%, as compared to the prior year period;

•	Gross profit from continuing operations was $65.0 million, or 34.1% of revenue, as compared to $53.0 million, or 34.0% of revenue, in the prior year period.

•	Adjusted EBITDA from continuing operations was $12.1 million, or 6.3% of revenue, an increase of $3.1 million as compared to $9.0 million, or 5.8% of revenue, in the prior year period;

•	Adjusted EBITDA from the Infusion Services segment was $14.2 million, or 9.1% of revenue, an increase of $6.2, as compared to $8.0 million, or 7.2% of revenue, in the prior year period;

•	Entered into a definitive agreement to acquire the net assets of CarePoint Partners Holdings LLC and its subsidiaries (collectively, "CarePoint Business"); and,

•	Entered into a new $475.0 million senior credit facility comprised of a $75.0 million revolving credit facility, a $250.0 million senior secured term loan B, and a $150.0 million secured delayed draw term loan B. In conjunction with the new credit facility, the Company also initiated the redemption of its 10 ¼% Senior Notes.

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“The infusion business again posted robust organic growth and reflects continued progress in the execution of our infusion-focused strategy. Our goals of expanding infusion margins and generating operating leverage are consistent with our expectations and are beginning to yield results. We remain focused on the key growth drivers of our business and our strategic plan. In the quarter, however, our results were impacted by weaker-than-expected contributions from our PBM segment,” said Rick Smith, President and Chief Executive Officer of BioScrip.

“We will continue to target opportunistic acquisitions that enable us to expand our national infusion footprint while remaining focused on completing and integrating recent transactions. We remain confident in our ability to drive sustained growth in our infusion segment,” concluded Smith.

Results of Operations

Second Quarter 2013 versus Second Quarter 2012

Revenue from continuing operations for the second quarter of 2013 totaled $190.7 million, compared to $155.9 million in the prior year period, an increase of $34.8 million, or 22.3%. Infusion Services segment revenue was $156.2 million in the second quarter of 2013, as compared to $111.0 million in the prior year period. The 40.7% increase was driven primarily by overall organic volume growth as well as the impact of the HomeChoice and InfuScience acquisitions. Home Health Services segment revenue was $18.2 million for the second quarter of 2013, as compared to $16.9 million in the prior year period. The 8.1% increase was primarily the result of growth in volume from private duty nursing activity. PBM Services segment revenue was $16.3 million for the second quarter of 2013, compared to $28.1 million for the prior year period. The decrease was due primarily to a decline in the funded PBM business, mostly associated with the loss of one low-margin client as previously disclosed, and a reduction in discount card volume. The decline in discount card volume was due to a decrease in marketing from certain distribution partners. We expect that overall discount card volume should benefit from the implementation by new distribution partners of prescription discount cards through their pre-existing network.

Consolidated gross profit for the second quarter of 2013 was $65.0 million, or 34.1% of revenue, compared to $53.0 million, or 34.0% of revenue, in the prior year period. The increase in gross profit was the result of growth in the Infusion Services segment and the Home Health Services segment, offset by the decline in the PBM Services segment. Consolidated gross profit margin percentage was impacted by mix of business as the Infusion Services segment has grown more quickly than the higher margin PBM Services segment.

During the second quarter of 2013, Infusion Services Segment Adjusted EBITDA was $14.2 million, or 9.1% of segment revenue, compared to $8.0 million, or 7.2% of segment revenue, in the prior year period. The improvement in Adjusted EBITDA margin percentage in the Infusion Services segment resulted primarily from an improved shift in therapy mix, impact of acquisitions, and the generation of operating leverage.

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The Home Health Services Segment Adjusted EBITDA in the second quarter of 2013 was $1.1 million, or 6.0% of segment revenue, compared $1.1 million, or 6.4% of segment revenue, in the comparable prior year period. The decrease in Adjusted EBITDA margin percentage in the Home Health Services segment was primarily due to business mix as the lower margin private duty nursing volume continues to grow.

The PBM Services Segment Adjusted EBITDA was $4.9 million, or 30.1% of segment revenue, for the second quarter of 2013 compared to $6.4 million, or 22.7% of segment revenue, in the prior year period. The improvement in Adjusted EBITDA margin percentage in the PBM Services segment was primarily due to the departure of one low-margin client in the funded business.

On a consolidated basis, BioScrip reported $12.1 million of Adjusted EBITDA during the second quarter of 2013, or 6.3% of total revenue, compared to $9.0 million, or 5.8% of total revenue, in the prior year period. The performance in the quarter reflects growth in the Infusion business offset by lower than expected performance in other segments, primarily in the PBM business.

Interest expense in the second quarter of 2013 was $6.5 million compared to $6.6 million in the prior year period.

Income tax expense for continuing operations in the second quarter was $0.5 million compared to an income tax expense of $0.4 million in the prior year period.

Net loss from continuing operations for the second quarter of 2013 was $8.3 million, or a loss of $0.13 per diluted share, compared to a net loss of $4.3 million, or $0.07 per diluted share, in the prior year period.

Six Months Ended June 30, 2013 versus Six Months Ended June 30, 2012

Revenue from continuing operations for the six months ended June 30, 2013 totaled $389.8 million, compared to $311.5 million in the prior year period, a 25.1% increase. Infusion Services segment revenue was $310.5 million for the six months ended June 30, 2013, compared to $220.0 million in the prior year period. The 41.1% increase was driven primarily by an increase in volume growth as well as the impact of the HomeChoice and InfuScience acquisitions. Home Health Services segment revenue for the six months ended June 30, 2013 was $36.2 million compared to $33.6 million in the prior year period. The 7.7% increase was primarily the result of growth in volume from private duty nursing activity. PBM Services segment revenue for the six months ended June 30, 2013 was $43.1 million, compared to $57.9 million in the prior year period. The 25.6% decrease was primarily due to a decline in the funded PBM business, mostly associated with the departure of one client as previously disclosed, and a reduction in discount card volume. The decline in discount card volume was due to a decrease in marketing from certain distribution partners. We expect that overall discount card volume should benefit from the implementation by new distribution partners of prescription discount cards through their pre-existing network.

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Consolidated gross profit for the six months ended June 30, 2013 was $128.2 million, or 32.9% of revenue, compared to $106.6 million, or 34.2% of revenue, in the prior year period. The increase in gross profit was the result of growth in the Infusion Services segment and the Home Health Services segment, offset by the decline in the PBM Services segment. Consolidated gross profit margin percentage was impacted by mix of business as the Infusion Services segment has grown more quickly than the higher margin PBM Services segment.

During the six months ended June 30, 2013, the Infusion Services Segment Adjusted EBITDA was $26.5 million, or 8.5% of segment revenue, compared to $15.8 million, or 7.2% of segment revenue, in the prior year period. The improvement in Adjusted EBITDA margin percentage in the Infusion Services segment resulted primarily from an improved shift in therapy mix, the impact of acquisitions, and the generation of operating leverage.

The Home Health Services Segment Adjusted EBITDA for the six months ended June 30, 2013 was $2.0 million, or 5.5% of segment revenue compared to $2.2 million, or 6.4% of segment revenue in the prior year period. The decrease in Adjusted EBITDA margin percentage in the Home Health Services segment was primarily due to business mix as the lower margin private duty nursing volume continues to grow.

The PBM Services Segment Adjusted EBITDA was $11.1 million, or 25.8% of segment revenue, for the six months ended June 30, 2013 compared to $12.5 million, or 21.5% of segment revenue, in the prior year period. The improvement in Adjusted EBITDA margin percentage in the PBM Services segment was primarily due to the departure of one low-margin client in the funded business.

On a consolidated basis, BioScrip reported $23.6 million of Adjusted EBITDA for the six months ended June 30, 2013, or 6.0% of total revenue, compared to $17.4 million, or 5.6% of total revenue, in the prior year period.

Interest expense for the six months ended June 30, 2013 was $13.0 million compared to $13.2 million in the prior year period.

Income tax expense for continuing operations for the six months ended June 30, 2013 was $0.6 million compared to an income tax benefit of $0.1 million in the prior year period.

Net loss from continuing operations for the six months ended June 30, 2013 was $15.8 million, or $0.26 per diluted share, compared to a net loss of $6.3 million, or $0.11 per diluted share, in the prior year period.

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Liquidity and Capital Resources

For the six months ended June 30, 2013, BioScrip used $20.8 million in net cash from continuing operating activities compared to $42.8 million generated from operating activities during the six months ended June 30, 2012. Cash flow from operations during this period was primarily impacted by the collection of accounts receivable retained after the Pharmacy Services Asset Sale, net of accounts payable paid related to those businesses as well as the impact of acquisitions. The Company’s cash balance at the end of the second quarter of 2013 was $81.6 million.

Outlook

The Company believes its 2013 revenue will be in a range of $830.0 million to $865.0 million and its 2013 Adjusted EBITDA will be in a range of $67.0 million to $73.0 million.  This reflects the Company’s current assessment of the net impact of: accelerating growth and profit improvement opportunities in the Infusion business; continuation of recent trends in the PBM segment; and consolidation of the CarePoint Business, assuming the transaction closes in the third quarter of 2013.  The performance of the Infusion business will be driven by continued initiatives to: (i) deliver double-digit organic growth; (ii) drive improved therapy mix and expand margins; (iii) improve operating leverage while scaling the enterprise; and (iv) achieve expected synergies from the HomeChoice acquisition.

Conference Call

BioScrip will host a conference call to discuss its second quarter 2013 financial results on August 8, 2013 at 8:30 a.m. Eastern Time.

Interested parties may participate in the conference call by dialing 800-916-9049 (US), or 212-231-2918 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21669105. An audio webcast and archive will also be available for 30 days under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

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Forward Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue"  or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause  or contribute to such differences include but are not limited to risks associated with: the Company’s ability to complete the acquisition of the CarePoint Business, and to successfully integrate the CarePoint Business after acquisition; the Company’s ability to grow its Infusion segment organically or through acquisitions and obtain financing in connection therewith; its ability to effectively integrate other acquisitions; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial reimbursement for the Company’s products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31,  2012.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

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Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA, Adjusted EBITDA, and Adjusted EPS, which are non-GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA, Adjusted EBITDA and Adjusted EPS may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition and integration expenses, restructuring-related expenses and investments in start-up operations. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Adjusted EPS, as defined by the Company, represents earnings per diluted share, excluding the same elements in calculating Adjusted EBITDA (restructuring and other related costs, investments in start-up operations, acquisition and integration expenses, stock-based compensation expense) as well as the impact of acquisition-related intangible amortization. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a full reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to the most comparable GAAP financial measures, please see the attachments to this earnings release.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

(Financial Tables Follow)

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Schedule 1

BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$81,641	$62,101
Receivables, less allowance for doubtful accounts of $22,175 and $22,728 at June 30, 2013 and December 31, 2012, respectively	156,741	129,103
Inventory	25,921	34,034
Prepaid expenses and other current assets	10,108	10,189
Total current assets	274,411	235,427
Property and equipment, net	31,920	23,721
Goodwill	415,324	350,810
Intangible assets, net	17,654	17,446
Deferred financing costs	3,182	2,877
Investments in and advances to unconsolidated affiliate	—	10,042
Other non-current assets	4,221	2,053
Total assets	$746,712	$642,376
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$178	953
Accounts payable	41,179	34,438
Claims payable	3,848	7,411
Amounts due to plan sponsors	12,549	18,173
Accrued interest	5,766	5,803
Accrued expenses and other current liabilities	35,862	41,491
Total current liabilities	99,382	108,269
Long-term debt, net of current portion	225,317	225,426
Deferred taxes	11,314	10,291
Other non-current liabilities	9,796	4,981
Total liabilities	345,809	348,967
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 70,291,640 and 59,600,713, respectively; shares outstanding: 67,709,120 and 57,026,957, respectively	7	6
Treasury stock, shares at cost: 2,582,520 and 2,582,520, respectively	(10,311)	(10,311)
Additional paid-in capital	513,299	388,798
Accumulated deficit	(102,092)	(85,084)
Total stockholders' equity	400,903	293,409
Total liabilities and stockholders' equity	$746,712	$642,376

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Schedule 2

BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Product revenue	$150,559	$108,557	$300,583	$215,360
Service revenue	40,174	47,344	89,221	96,174
Total revenue	190,733	155,901	389,804	311,534

Cost of product revenue	102,725	75,120	208,258	147,446
Cost of service revenue	22,996	27,740	53,297	57,525
Total cost of revenue	125,721	102,860	261,555	204,971
Gross profit	65,012	53,041	128,249	106,563
% of revenues	34.1%	34.0%	32.9%	34.2%
Selling, general and administrative expenses	55,971	44,057	108,762	88,632
Bad debt expense	3,684	3,772	7,081	7,237
Acquisition and integration expenses	3,512	636	8,135	808
Restructuring and other expenses	1,446	988	2,724	1,375
Amortization of intangibles	1,710	878	3,792	1,757
Income from operations	(1,311)	2,710	(2,245)	6,754
Interest expense, net	6,508	6,639	12,986	13,208
Net income (loss) from continuing operations, before income taxes	(7,819)	(3,929)	(15,231)	(6,454)
Tax provision (benefit)	498	364	556	(138)
Net income (loss) from continuing operations, net of income taxes	(8,317)	(4,293)	(15,787)	(6,316)
Net income (loss) from discontinued operations, net of income taxes	(563)	76,059	(1,221)	75,379
Net income (loss)	$(8,880)	$71,766	$(17,008)	$69,063

Basic weighted average shares	65,025	55,746	61,058	55,143
Diluted weighted average shares	65,025	55,746	61,058	55,143

Income (loss) per common share:
Basic loss from continuing operations	$(0.13)	$(0.07)	$(0.26)	$(0.11)
Basic income (loss) from discontinued operations	$(0.01)	$1.36	$(0.02)	$1.36
Basic income (loss)	$(0.14)	$1.29	$(0.28)	$1.25

Diluted loss from continuing operations	$(0.13)	$(0.07)	$(0.26)	$(0.11)
Diluted income (loss) from discontinued operations	$(0.01)	$1.36	$(0.02)	$1.36
Diluted income (loss)	$(0.14)	$1.29	$(0.28)	$1.25

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Schedule 3

BIOSCRIP, INC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(17,008)	$69,063
Less: Income from discontinued operations, net of income taxes	(1,221)	75,379
Loss from continuing operations, net of income taxes	(15,787)	(6,316)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,029	3,981
Amortization of intangibles	3,792	1,757
Amortization of deferred financing costs	722	576
Change in deferred income tax	1,023	1,404
Compensation under stock-based compensation plans	5,833	2,711
(Gain) loss on disposal of fixed assets	(16)	45
Equity in net loss of unconsolidated affiliate	661	-
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(15,141)	78,925
Inventory	10,097	(3,104)
Prepaid expenses and other assets	1,318	4,769
Accounts payable	6,219	(50,313)
Claims payable	(3,564)	(860)
Amounts due to plan sponsors	(7,893)	462
Accrued expenses and other liabilities	(13,129)	8,797
Net cash provided by (used in) operating activities from continuing operations	(20,836)	42,834
Net cash provided by (used in) operating activities from discontinued operations	(1,221)	(21,195)
Net cash provided by (used in) operating activities	(22,057)	21,639
Cash flows from investing activities:
Purchases of property and equipment, net	(11,014)	(3,682)
Cash consideration paid for asset acquisitions	234	-
Cash consideration paid for acquisitions, net of cash acquired	(72,921)	(466)
Net cash proceeds from sale of unconsolidated affiliate	8,509	-
Cash advances to unconsolidated affiliate	(2,348)	-
Cash consideration paid to DS Pharmacy	-	(2,935)
Cash consideration paid for unconsolidated affiliate, net of cash acquired	-	(7,100)
Net cash provided by (used in) investing activities from continuing operations	(77,540)	(14,183)
Net cash provided by (used in) investing activities from discontinued operations	-	161,499
Net cash used in investing activities	(77,540)	147,316
Cash flows from financing activities:
Proceeds from public stock offering	118,570	-
Borrowings on line of credit	351,859	848,633
Repayments on line of credit	(351,859)	(882,455)
Repayments of capital leases	(884)	(2,211)
Net proceeds from exercise of common stock purchase warrants	399	-
Net proceeds from exercise of employee stock compensation plans	1,052	5,675
Surrender of stock to satisfy minimum tax withholding	-	(174)
Net cash provided by (used in) financing activities from continuing operations	119,137	(30,532)
Net change in cash and cash equivalents	19,540	138,423
Cash and cash equivalents - beginning of period	62,101	—
Cash and cash equivalents - end of period	$81,641	$138,423
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$12,327	$13,641
Cash paid during the period for income taxes	$235	$313
DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$-	$20

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Schedule 4

BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Results of Operations:
Revenue:
Infusion Services - product revenue	$150,559	$108,557	$300,583	$215,360
Infusion Services - service revenue	5,606	2,416	9,959	4,667
Total Infusion Services revenue	156,165	110,973	310,542	220,027

Home Health Services - service revenue	18,228	16,860	36,169	33,571
PBM Services - service revenue	16,340	28,068	43,093	57,936

Total revenue	$190,733	$155,901	$389,804	$311,534

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$14,193	$8,026	$26,508	$15,809
Home Health Services	1,097	1,075	1,980	2,155
PBM Services	4,920	6,364	11,119	12,462
Total Segment Adjusted EBITDA	20,210	15,465	39,607	30,426

Corporate overhead	(8,132)	(6,458)	(16,048)	(13,040)
Consolidated Adjusted EBITDA	12,078	9,007	23,559	17,386

Interest expense, net	(6,508)	(6,639)	(12,986)	(13,208)
Income tax (expense) benefit	(498)	(364)	(556)	138
Depreciation	(2,570)	(2,050)	(5,029)	(3,981)
Amortization of intangibles	(1,710)	(878)	(3,792)	(1,757)
Stock-based compensation expense	(3,860)	(1,745)	(5,833)	(2,711)
Acquisition and integration expenses	(3,512)	(636)	(8,135)	(808)
Restructuring and other expenses and investments (1)	(1,737)	(988)	(3,015)	(1,375)
Net (loss) income:	$(8,317)	$(4,293)	$(15,787)	$(6,316)

Supplemental Operating Data	June 30,	Deecember 31,
	2013	2012
Total Assets
Infusion Services	$534,571	$438,623
Home Health Services	63,366	62,403
PBM Services	33,453	36,354
Corporate unallocated	113,039	95,813
Assets associated with discontinued operations, not sold	2,283	9,183
Total	$746,712	$642,376

(1) Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; and, losses in the short-term investment of the unconsolidated affiliate and investment in start-up branch locations.

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Schedule 5

BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Earnings Per Share

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013 [1,3]	2012 [2,4]	2013 [1,3]	2012 [2,4]
Net income from continuing operations	$(8,317)	$(4,293)	$(15,787)	$(6,316)
Non-GAAP adjustments:
Restructuring and other expenses and investments	1,737	1,067	3,015	1,344
Acquisition and integration expenses	3,512	687	8,135	790
Amortization of intangibles	1,710	949	3,792	1,717
Compensation under stock-based compensation plans	3,860	1,885	5,833	2,650
Non-GAAP net income from continuing operations	$2,502	$295	$4,988	$185

Earnings per share from continuing operations, basic and diluted	$(0.13)	$(0.07)	$(0.26)	$(0.11)
Non-GAAP adjustments:
Restructuring and other expenses and investments [5]	0.03	0.02	0.05	0.02
Acquisition and integration expenses	0.05	0.01	0.13	0.01
Amortization of intangibles	0.03	0.02	0.06	0.03
Compensation under stock-based compensation plans	0.06	0.03	0.10	0.05
Non-GAAP earnings per share from continuing operations, basic and diluted	$0.04	$0.01	$0.08	$-

Weighted average shares outstanding, basic	65,025	55,746	61,058	55,143
Weighted average shares outstanding, diluted	65,025	55,746	61,058	55,143

1.	For the three and six months ended June 30, 2013 non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. The tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was zero for each, respectively.

2.	For the three and six months ended June 30, 2012, non-GAAP net income from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. The tax benfit netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense for the three months ended June 30, 2012 was $79, $51, $71 and $140, respectively. For the six months ended June 30, 2012, the tax expense netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was $31, $18, $40 and $61, respectively.

3.	For the three and six months ended June 30, 2013, non-GAAP Adjusted EPS per basic and diluted share from continuing operations adjustments are net of tax, calculated using an annual effective tax rate method offset by the effect of our net operating loss carryforwards. The tax expense per basic and diluted share netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was zero per share, respectively.

4.	For the three and six months ended June 30, 2012, non-GAAP Adjusted EPS per basic and diluted share from continuing operations adjustments are net of tax, calculated using an annual effective tax rate offset by the effect of our net operating loss carryforwards. The tax benefit per basic and diluted share netted against restructuring and other expenses and investments, acquisition and integration expenses, amortization of intangibles, and stock-based compensation expense was zero per share for the three months and six months ended June 30, 2012.

5.	Restructuring and other expenses and investments include costs associated with restructuring such as employee severance, third party consulting costs and facility closure costs; training and transitional costs as well as redundant salaries; and, losses in the short-term investment of the unconsolidated affiliate and investment in start-up branch locations.

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